Exhibit 10.1
Employment Agreement

This Employment Agreement (“Agreement”) entered into as of the 13th day of January 2009, to be effective as of January 13, 2009, is entered into by and between Texhoma Energy, Inc., a Nevada corporation (“Texhoma”) and Gilbert Steedley, an individual (the “Employee”), each a “Party” and collectively the “Parties.”

WHEREAS, Texhoma desires for the Employee to provide services to Texhoma and Texaurus Energy, Inc., its wholly owned Delaware subsidiary (“Texaurus”) and the Employee desires to provide services to Texhoma and Texaurus on the terms and conditions set forth below; and

WHEREAS, Executive has had an opportunity to inspect relevant documents relating to the organization and operations of Texhoma and Texaurus and Executive has had a reasonable opportunity to ask questions of and receive answers and to request additional relevant information from a person or persons acting on behalf of Texhoma concerning Texhoma and Texaurus.

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1.           Services.

The Employee agrees to provide services to the Company which include, but are not limited to, serving as Director and Chief Executive Officer, Principal Accounting Officer, Secretary, and Treasurer of Texhoma; and

The Employee agrees to provide services to Texaurus which include, but are not limited to, serving as Director and Chief Executive Officer of Texaurus, which services shall be provided on a part-time basis (collectively, the “Services”).

The Services shall also include, but not be limited to, assisting the Company with its proposed Strict Foreclosure transaction with Laurus Master Fund, Ltd. and otherwise assisting the Company with its general corporate filings and disclosures.

2.           Consideration.

In consideration for the Employee agreeing to provide the Services, Texhoma agrees to pay the Employee One Thousand Dollars ($1,000) per month (the “Monthly Consideration”) for the Term of this Agreement and an additional Six Hundred Dollars ($600) upon expiration of the Term (the “Bonus”), assuming that Employee has provided services hereunder for the entire Term (as defined below)(collectively the “Consideration”). The Monthly Consideration shall be paid to Employee monthly by the fifth (5th) day of each calendar month and the Bonus shall be paid to Executive within five (5) days from the expiration of the Term, assuming such Bonus is earned by Executive.  The Consideration shall be paid to Employee without deduction for taxes and Employee will be responsible for the payment of all personal income taxes.

3.           Term.

This Agreement shall have a term of three (3) months (the “Term”), and shall be renewable upon the expiration of such Term by the mutual consent of the Parties.  This Agreement may be terminated by either party with thirty (30) days written notice to the non-terminating Party.

4.           Signatures.

This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first above written.

Texhoma Energy, Inc.	“Employee”
A Nevada Corporation

/s/ Daniel Vesco	/s/ Gilbert Steedley
Daniel Vesco	Gilbert Steedley
President

Date: January 13, 2009	Date: January 13, 2009